Exhibit 99.1
NuStar Energy L.P. Closes on Divestiture of Remaining 50% Interest in Asphalt Joint Venture

Exit of Asphalt Refining Business to Significantly Reduce NuStar’s Earnings Volatility

Allows NuStar to Focus on more Stable Storage and Pipeline Fee-Based Operations

SAN ANTONIO, February 27, 2014 - NuStar Energy L.P. (NYSE: NS) today announced that it has closed on a transaction with an affiliate of Lindsay Goldberg LLC, a private investment firm, to divest all of its 50% voting interest in an asphalt joint venture that owns a refinery located in Paulsboro, New Jersey, a terminal located in Savannah, Georgia, and the related working capital. After closing, Lindsay Goldberg LLC now owns a 100% voting interest in the asphalt business.

“This transaction is one of the final steps in our efforts to reduce our exposure to margin-based operations,” said Brad Barron, President and CEO of NuStar Energy. ”Going forward, we can fully concentrate on growing our more stable storage and pipeline fee-based operations.”

Barron went on to say, “After closing, our financial liability related to asphalt refining and margin-based operations has been reduced significantly. In addition, our earnings will no longer be burdened by the volatility and significant losses generated by the asphalt joint venture.”

About NuStar Energy

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation.  NuStar currently has 8,643 miles of pipeline and 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 94 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.